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                             AIM TRIMARK INVESTMENTS
                                 ADDENDUM TO THE
                            AMVESCAP CODE OF CONDUCT

           EFFECTIVE DATE: OCTOBER 1, 2006   REVISED DATE: APRIL 2, 2007

1.   INTRODUCTION

Every employee of AIM Trimark Investments ("AIM Trimark") is considered an employee of AMVESCAP PLC and is subject to the AMVESCAP Code of Conduct ("AMVESCAP Code"). All officers, directors and employees of AIM Trimark, including temporary, part-time, contract, and seasonal personnel, are expected to be familiar with the AMVESCAP Code and this Addendum and are required to provide an annual certificate accepting the AMVESCAP Code and this Addendum and acknowledging the obligation to abide by their terms.

The AMVESCAP Code has general application globally. It cannot address specific circumstances which may be required by local regulation or custom. This Addendum, together with the other Policies referred to below, is intended to provide supplementary guidance and more detailed procedures where needed to give effect to the AMVESCAP Code for AIM Trimark employees. The other AIM Trimark policies which deal directly and in a general manner with employee conduct include:

-    AIM Trimark Personal Trading Policy -- Policy D-7

-    Personal Conflicts and Self-Dealing- Policy B-10

-    Gifts and Entertainment - Policy D-6

-    Corporate Systems Policies

2.   FIDUCIARY OBLIGATIONS

In AIM Trimark's capacity as a money manager, AIM Trimark stands in a fiduciary relationship to its clients. Those clients to whom the fiduciary obligations are owed are the mutual funds and investment accounts that we manage, and the holders of fund securities or the clients in the investment accounts, as applicable. (For purposes of this Addendum, the terms "clients" and "client accounts" always refers to the investment funds that we manage or sub-advise or other accounts in respect of which AIM Trimark has been engaged to provide money management services, and do not refer to business partners who distribute our products.)

In carrying out our investment management responsibilities, AIM Trimark must at all times act honestly, in good faith and in the best interests of our clients. This means that the interests of our clients must always and in every instance come ahead of the interests of AIM Trimark or AMVESCAP or of any personal interest of an employee.

The fiduciary nature of our business means that our actions and our policies are governed by the principles of:

- TRANSPARENCY: it is not enough that AIM Trimark put client interests ahead of our own interests; but rather, we must be seen to do so, and the appearance of conflicts is to be avoided where possible

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-    ACCOUNTABILITY: AIM Trimark must account to our clients as to how we manage their money, through appropriate and clear reporting and disclosure

- COMPETENCE: AIM Trimark must act competently and with the appropriate level of care, skill and diligence in the management of client funds.

Regard shall be had to these principles in the interpretation and application of the AMVESCAP Code, this Addendum and related policies and procedures.

3.   AIM TRIMARK PERSONAL TRADING POLICY

Policy D-7, AIM Trimark Personal Trading Policy, covers the following topics in detail and should be referred to for the definitive rules in this regard.

3.1  RESTRICTION ON THE PERSONAL TRADING ACTIVITY OF AIM TRIMARK EMPLOYEES

Employees of AIM Trimark may not engage in a personal securities transaction unless it has been pre-cleared by the AIM Trimark Compliance department following a determination that the transaction does not give rise to an actual or potential conflict of interest with activity by a client account in the same security. Employees are required to report transactions and holdings to the AIM Trimark Compliance department on a regular basis. The pre-clearance and reporting requirements also apply to Covered Accounts. Covered Accounts are accounts which an Employee is financially interested in or controls, and may include (but are not limited to) accounts of a spouse, minor child, relative, friend or personal business associate.

4.   PERSONAL CONFLICTS OF INTEREST

4.1  UNDERLYING PRINCIPLE

Employees must avoid taking any actions or placing themselves in circumstances that result in an actual or potential conflict between their own personal interests and the interests of AIM Trimark, AMVESCAP or client accounts. Employees must never profit personally at the expense of AIM Trimark, AMVESCAP or client accounts, and they must refrain from deliberately or knowingly doing things which may be otherwise detrimental to the interests of AIM Trimark, AMVESCAP or client accounts.

Policy D-7, AIM Trimark Personal Trading Policy, and Policy B-10, Personal Conflicts and Self-Dealing, cover certain of the following topics in detail and should be referred to for the definitive rules in that regard.


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4.2  POSSESSION OF INSIDE INFORMATION

Any director, officer or employee who possesses or believes that he or she may possess material undisclosed or non-public information about any issuer of securities which could put such person in a conflict of interest with AIM Trimark or any of our client accounts must report the matter immediately to the AIM Trimark Chief Compliance Officer (or designee), who will review the matter and provide further instructions as to the appropriate handling of the information.

4.3  INSIDER TRADING & TIPPING

Trading on or communicating, other than to persons with a need to know, material non-public information, or inside information, of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited. AIM Trimark forbids its directors and employees from trading, either personally or on behalf of others (including client accounts managed by AIM Trimark), on material non-public information or communicating material non-public information to others in violation of the law. The communicating or passing on of this type of information is sometimes known as "tipping" and trading on such information is "insider trading".

4.4  PERSONAL TRADING

Personal securities transactions of all Employees of AIM Trimark are subject to restrictions and pre-clearance, as discussed above. Personal securities transactions of independent directors of AIM Trimark's corporate funds and members of the AIM Trimark Fund Advisory Boards are not subject to the pre-clearance or reporting requirements, except with respect to trading in the securities of AMVESCAP or shares of any closed-end investment company or investment trust on which such independent director may serve in a director or trustee capacity.

4.5  SHORT TERM TRADING IN MUTUAL FUNDS AND SEG FUNDS

Employees are prohibited from engaging in excessive short-term trading in any investment fund or similar investment vehicle (including segregated funds and variable annuity products) for which AIM Trimark is the manager or investment advisor or in which an AIM Trimark fund is an ingredient, in the case of fund-of-fund products. Determination of behaviour constituting "excessive short-term trading" will be as set out in Policy D-4, Market Timing.

4.6  PERSONAL BORROWING AND LENDING

Except with the prior written approval of the AIM Trimark Compliance department, employees may not borrow from or lend personal funds or other personal property to any customer of AIM Trimark or third party vendor who has a business relationship or potential business relationship with AIM Trimark. This prohibition does not operate to prohibit employees borrowing from recognized financial institutions such as banks, trust companies and credit card companies with whom AIM Trimark does or may do business.

4.7  OUTSIDE ACTIVITIES

Employees may not undertake or engage in a business activity that is in competition or in conflict with AIM Trimark's business unless they have received the written consent of the employee's manager and the approval of the AIM Trimark Compliance department. For this purpose, "undertaking or engaging in a business activity" includes any direct or indirect involvement with an enterprise for which the employee


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may receive financial compensation or return. A business will be deemed to be in competition or conflict with AIM Trimark if the business offers or provides products or services of a type similar to products or services offered by AIM Trimark or AMVESCAP. This prohibition does not operate to prohibit employees from making personal investments in public issuers that are in a similar business to AIM Trimark or AMVESCAP.

In addition, all Employees of AIM Trimark are prohibited from serving as directors/trustees of organizations (including charitable organizations) except with the prior written approval of AIM Trimark's President and Chief Executive Officer. All such requests must be submitted to the AIM Trimark Compliance department for consideration prior to submission to AIM Trimark's President and Chief Executive Officer.

4.8  DUAL REGISTRATION

Employees who are registered with a securities regulatory authority as a representative or officer of both AIM Funds Management Inc. and AIM Mutual Fund Dealer Inc. have duties and responsibilities equally to both registered entities. Dually registered employees must allocate sufficient time to support each entity and take into consideration the impact on both entities when making policy decisions. Dually registered employees must disclose in writing to their clients, at account opening and on an annual basis, the fact that the employee is registered with both AIM Funds Management Inc. and AIM Mutual Fund Dealer Inc. and that there are policies and procedures in place to minimize the potential for conflicts of interest resulting from the dual registration.

Employees licensed by any regulatory or professional body, are expected to adhere to any requirements imposed by those entities. Except with the prior written consent of the Chief Compliance Officer, no employee may be licensed or registered with, or as a representative of, any entity other than AIM Funds Management Inc. and AIM Mutual Fund Dealer Inc. This includes but is not limited to securities dealers, scholarship plan dealers, insurance agents, real estate agents, mortgage brokers and other similar entities.

5.   POLITICAL CONTRIBUTIONS AND ACTIVITY

Employees, as private citizens, should feel free to exercise their rights and duties in any political or civic process.

AIM Trimark however, does not make political contributions nor does AIM Trimark participate in political activities, at any level of government. AIM Trimark does not make corporate donations to any political party or cause. For example:

     -    no purchases of seats or tables at fundraising events

     - no contributions to political parties or candidate campaigns (includes local or municipal politics)

     - no use of AIM Trimark resources (e.g. photocopying, printing, use of office space) in aid of political activity

No employee may make any such political contributions on behalf of AIM Trimark. Employees should be careful not to give the impression that personal political views and beliefs are those of AIM Trimark.

Any departure from the foregoing must receive the prior approval of the AIM Trimark Compliance department.


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6    LOCAL ADMINISTRATION

6.1  CODE OF ETHICS COMMITTEE

Administration of the AMVESCAP Code, this Addendum, and related policies to employees of AIM Trimark is overseen by AIM Trimark's Code of Ethics Committee.

6.2  CODE OF ETHICS OFFICER

The AIM Trimark Chief Compliance Officer is the AIM Trimark designated Code of Ethics Officer.

6.3  AMENDMENTS AND MODIFICATIONS

Any amendments or modifications to this Addendum are effective upon approval of the Chief Compliance Officer and the Chief Executive Officer.


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